Calculation of Filing Fee Tables
S-8
DELUXE CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $1.00 per share	Other	41,441	$ 18.88	$ 782,406.08	0.0001531	$ 119.79
Total Offering Amounts:						$ 782,406.08		$ 119.79
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 119.79
Offering Note
[1]	Represents shares of Deluxe Corporation's (the "Registrant's") common stock issuable under an inducement award of restricted stock units granted to John Rubinetti on August 15, 2024, in accordance with Rule 303.08 of the New York Stock Exchange Listing Manual. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of securities as may become issuable pursuant to the provisions of the inducement award agreement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of outstanding shares of common stock. Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The amount of the registration fee is based on a price of $18.88 per share, which is the average of the high and low prices of the registrant's Common Stock as reported by the New York Stock Exchange on November 1, 2024.